FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
SECOND QUARTER 2015 RESULTS AND ANNOUNCES THIRD QUARTER 2015 GUIDANCE
Cudahy, WI - July 29, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and six months ended June 30, 2015.
Revenues for the quarter ended June 30, 2015 increased 12.5% to $517.9 million from $460.2 million in the same quarter in 2014. Operating income was $31.2 million, compared to $27.0 million in the prior year quarter. Net income available to common stockholders for the period was $16.5 million, compared to $14.8 million in the second quarter of 2014. Diluted earnings per share available to common stockholders for the three months ended June 30, 2015 was $0.42, compared to $0.38 in the prior year quarter.
Included in the second quarter 2015 results are approximately $1.2 million of severance expenses related to the separation with a former company executive officer. Adjusted operating income was $32.4 million, compared with $27.0 million in the prior year quarter. Adjusted net income available to common stockholders was $17.2 million, compared to $14.8 million in the prior year quarter. Adjusted diluted earnings per share available to common stockholders was $0.44, compared to $0.38 a year ago.
Revenues for the six months ended June 30, 2015 increased 19.6% to $1,006.9 million from $842.2 million in the same period in 2014. Operating income was $58.0 million, compared to $46.2 million in the prior year period. As a percent of revenue, operating income was 5.8%, compared with 5.5% in the same period last year. Net income available to common stockholders for the period was $30.1 million, compared to $25.2 million in the prior year period. Diluted earnings per share available to common stockholders for the six months ended June 30, 2015 was $0.76, compared to $0.64 in the prior year period.
Included in the six months ended June 30, 2015 are approximately $1.2 million of severance expenses related to the separation with a former company executive officer. Adjusted operating income was $59.2 million, compared with $46.2 million for the same period of 2014. Adjusted net income available to common stockholders was $30.8 million, compared to $25.2 million in 2014. Adjusted diluted earnings per share available to common stockholders was $0.78, compared to $0.64 a year ago.
Roadrunner's EBITDA, a non-GAAP financial measure, of $38.8 million for the quarter ended June 30, 2015 represented an increase of 18.7% from EBITDA of $32.7 million for the quarter ended June 30, 2014. EBITDA, excluding the severance expenses described above, was $40.0 million in the second quarter of 2015, which was an increase of 22.3% over $32.7 million in the second quarter of 2014.

For more information about EBITDA, see "Non-GAAP Financial Measures" below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In thousands)
Net income	$16,471	$14,768	$30,075	$25,182
Plus: Provision for income taxes	10,398	9,326	18,987	15,901
Plus: Interest expense	4,373	2,859	8,982	5,109
Plus: Depreciation and amortization	7,535	5,726	14,412	10,469
EBITDA	$38,777	$32,679	$72,456	$56,661
2015 Second Quarter Results
In discussing the company's second quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Second quarter adjusted diluted earnings per share increased 15.8% from $0.38 in the second quarter of 2014 to $0.44 in the second quarter of 2015. We were pleased that our TL and TMS segments once again had record operating income in the second quarter. Our TL segment surpassed its previous quarterly record for operating income by 4.3%. Our TMS segment surpassed its previous quarterly record for operating income by 14.5%.
“TL revenues grew by $64.7 million, or 28.0%, during the second quarter of 2015 from the prior year second quarter, as a result of the acquisitions of and growth within ISI and Active Aero. Operating income increased 27.9% from $16.1 million in the second quarter of 2014 to $20.5 million in the second quarter of 2015.
"Although our LTL revenues decreased by $11.2 million, or 7.5%, from the second quarter of 2014, our LTL segment operating income increased 5.5% from $7.9 million in the second quarter of 2014 to $8.4 million in the second quarter of 2015. LTL revenues were impacted by a drop in fuel prices that resulted in a 32.2% decrease in fuel surcharge revenue and an 11.4% reduction in tonnage primarily due to changes in freight mix. These items were partially offset by an 11.2% increase in revenue per hundredweight excluding fuel from the prior year second quarter, due to improved pricing and positive freight mix changes as a result of our pricing initiatives.
“TMS revenues grew by $7.9 million, or 9.6%, during the second quarter of 2015 from the prior year second quarter, due to organic revenue growth. The positive impact of organic revenue growth led to a 26.1% increase in TMS operating income quarter-over-quarter.
"For the quarter ended June 30, 2015, consolidated revenue increased 12.5% to $517.9 million from $460.2 million in the second quarter of 2014. This revenue growth was a combination of both organic and acquisition-related growth, offset partially by a decrease in our fuel surcharge revenue. Our adjusted operating income increased 20.4% to a record $32.4 million in the second quarter of 2015 from $27.0 million in the second quarter of 2014. Our EBITDA, excluding the severance expenses described above, increased 22.3% to a record $40.0 million in the second quarter of 2015 from $32.7 million in the second quarter of 2014."
Third Quarter 2015 Guidance
Commenting on guidance for the third quarter of 2015, Peter Armbruster CFO of Roadrunner, said, “We anticipate our revenues for the third quarter of 2015 to be in the range of $530 million to $555 million. We expect diluted earnings per share available to common stockholders, excluding acquisition transaction expenses, to be between $0.43 and $0.47."

Second Quarter 2015 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased 28.0% to $295.5 million for the second quarter of 2015 from $230.8 million for the second quarter of 2014. The improvement was due to the acquisitions of and growth within ISI and Active Aero. TL operating income was $20.5 million for the second quarter of 2015, compared with $16.1 million for the second quarter of 2014.
LTL revenues decreased 7.5% to $138.9 million for the second quarter of 2015 from $150.2 million for the second quarter of 2014. LTL operating income was $8.4 million, or 6.0% of LTL revenues, for the second quarter of 2015, compared with $7.9 million, or 5.3% of LTL revenues, for the second quarter of 2014.
Summary LTL operating statistics for the three and six months ended June 30 are shown below.

	Three Months Ended June 30,			Six Months Ended June 30, 2015
	2015	2014	% Change	2015	2014	% Change
Operating ratio	94.0	94.7		93.7	94.9
Tonnage (in thousands of tons)	359.7	406.0	(11.4%)	709.5	786.5	(9.8)%
Shipments (in thousands)	614.5	635.1	(3.2%)	1,203.1	1,217.3	(1.2)%
Revenue per hundredweight (incl. fuel)	$19.29	$18.38	5.0%	$19.16	$18.12	5.7%
Revenue per hundredweight (excl. fuel)	$16.78	$15.09	11.2%	$16.67	$14.87	12.1%
Weight per shipment (lbs.)	1,171	1,279	(8.4%)	1,171	1,292	(9.4%)
Linehaul cost per mile (excl. fuel)	$1.25	$1.28	2.3%	$1.25	$1.27	1.6%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TMS revenues increased 9.6% to $89.7 million for the second quarter of 2015 from $81.8 million for the second quarter of 2014. The improvement in revenue was due to organic revenue growth. TMS operating income was $7.7 million, or 8.6% of TMS revenues, for the second quarter of 2015, compared with $6.1 million, or 7.4% of TMS revenues, for the second quarter of 2014.

Conference Call
A conference call is scheduled for Wednesday, July 29, 2015 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-510-0707 (U.S.) or 617-597-5376 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 26823199. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, August 5, 2015, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 47969264. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on demand expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's expected revenues, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for the third quarter of 2015. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$517,930	$460,181	$1,006,900	$842,211
Operating expenses:
Purchased transportation costs	346,073	315,334	674,564	579,352
Personnel and related benefits	65,794	50,109	127,849	93,041
Other operating expenses	67,286	62,059	132,031	112,778
Depreciation and amortization	7,535	5,726	14,412	10,469
Acquisition transaction expenses	—	—	—	379
Total operating expenses	486,688	433,228	948,856	796,019
Operating income	31,242	26,953	58,044	46,192
Interest expense	4,373	2,859	8,982	5,109
Income before provision for income taxes	26,869	24,094	49,062	41,083
Provision for income taxes	10,398	9,326	18,987	15,901
Net income available to common stockholders	$16,471	$14,768	$30,075	$25,182
Earnings per share available to common stockholders:
Basic	$0.43	$0.39	$0.79	$0.67
Diluted	$0.42	$0.38	$0.76	$0.64
Weighted average common stock outstanding:
Basic	38,170	37,868	38,090	37,779
Diluted	39,524	39,330	39,432	39,254

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$6,463	$11,345
Accounts receivable, net of allowances of $4,679 and $4,209, respectively	311,303	284,379
Deferred income taxes	7,644	8,607
Prepaid expenses and other current assets	43,514	46,658
Total current assets	368,924	350,989
Property and equipment, net of accumulated depreciation of $56,211 and $47,629, respectively	168,084	146,850
Other assets:
Goodwill and intangible assets, net	745,863	749,530
Other noncurrent assets	10,614	10,451
Total other assets	756,477	759,981
Total assets	$1,293,485	$1,257,820
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	113,240	118,743
Accrued expenses and other liabilities	47,195	42,352
Total current liabilities	170,435	171,095
Long-term debt, net of current maturities	420,000	420,000
Other long-term liabilities	108,238	107,950
Total liabilities	698,673	699,045
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,260 and 37,925 shares issued and outstanding	383	379
Additional paid-in capital	396,683	390,725
Retained earnings	197,746	167,671
Total stockholders’ investment	594,812	558,775
Total liabilities and stockholders’ investment	$1,293,485	$1,257,820

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
RECONCILIATION TO U.S. GAAP
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	June 30, 2015	Executive Officer Separation Severance Expenses	Adjusted June 30, 2015
Operating income	$31.2	$1.2	$32.4
Provision for income taxes	$10.4	$0.5	$10.9
Net Income	$16.5	$0.7	$17.2
Earnings per share available to common stockholders
Diluted	$0.42	$0.02	$0.44

	Three Months Ended
	June 30, 2014	Executive Officer Separation Severance Expenses	Adjusted June 30, 2014
Operating income	$27.0	$—	$27.0
Provision for income taxes	$9.3	$—	$9.3
Net Income	$14.8	$—	$14.8
Earnings per share available to common stockholders
Diluted	$0.38	$—	$0.38

	Six Months Ended
	June 30, 2015	Executive Officer Separation Severance Expenses	Adjusted June 30, 2015
Operating income	58.0	$1.2	$59.2
Provision for income taxes	19.0	$0.5	$19.5
Net Income	30.1	$0.7	$30.8
Earnings per share available to common stockholders
Diluted	$0.76	$0.02	$0.78

	Six Months Ended
	June 30, 2014	Executive Officer Separation Severance Expenses	Adjusted June 30, 2014
Operating income	46.2	$—	$46.2
Provision for income taxes	15.9	$—	$15.9
Net Income	25.2	$—	$25.2
Earnings per share available to common stockholders
Diluted	$0.64	$—	$0.64

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)
(In millions)

	Three Months Ended
	June 30, 2015	Executive Officer Separation Severance Expenses	Adjusted June 30, 2015
Net income	$16.5	$1.2	$17.7
Plus: Provision for income taxes	10.4	—	10.4
Plus: Interest expense	4.4	—	4.4
Plus: Depreciation and amortization	7.5	—	7.5
EBITDA	$38.8	$1.2	$40.0

	Three Months Ended
	June 30, 2014	Executive Officer Separation Severance Expenses	Adjusted June 30, 2014
Net income	$14.8	$—	$14.8
Plus: Provision for income taxes	9.3	—	9.3
Plus: Interest expense	2.9	—	2.9
Plus: Depreciation and amortization	5.7	—	5.7
EBITDA	$32.7	$—	$32.7

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com